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                                                                      EXHIBIT 11


                       BENCHMARQ MICROELECTRONICS, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                         THREE MONTHS ENDED            SIX MONTHS ENDED
                                                               JUNE 30,                    JUNE 30,
                                                      --------------------------  --------------------------
                                                        1997              1996      1997              1996
                                                      --------------------------  --------------------------
Earnings:
  Net income........................................    $1,725            $1,259    $3,368            $2,316
                                                      ==========================   =========================
Shares:
  Weighted average common shares outstanding........     6,841             6,606     6,815             6,581
  Weighted average common equivalent shares:

     Add:  Common shares issued on assumed
            exercise of stock options and warrants..     1,444             1,065     1,335               958
     Less: Shares assumed repurchased...............       618               312       477               247
                                                      --------------------------  --------------------------

Weighted average common and common equivalent
  shares............................................     7,667             7,359     7,673             7,292
                                                      ==========================   =========================

Earnings per common and common equivalent share.....    $ 0.22            $ 0.17    $ 0.44            $ 0.32
                                                      ==========================   =========================
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